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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                Issuer (Check all applicable)
 GROSSER,         ROBERT                          CITYSCAPE FINANCIAL CORP. (CTYS)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
                                                  Person (Voluntary)                            ---- title below) --- below)

                                                                                                CHAIRMAN OF THE BOARD, CEO AND
            39 WINDGATE DRIVE                                                APRIL 1997         PRESIDENT
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                 (Street)                                                 5. If Amendment,      7. Individual of Joint/Group Filing
                                                                             Date of Original      Reporting (Check Applicable Line)
                                                                             (Month/Year)
                                                                                                    X   Form filed by One Reporting
                                                                                                   ---  Person

                                                                                                   ---  Form filed by More than One
 NEW CITY         NEW YORK           10956                                                              Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                                                                                     800(1)           I      BY DAUGHTER
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COMMON STOCK                                                                                     800(1)           I      BY DAUGHTER
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COMMON STOCK                                                                                     640(2)           I       BY SPOUSE
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COMMON STOCK                                                                                     800(3)           I      BY DAUGHTER
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COMMON STOCK                                                                                     800(3)           I      BY DAUGHTER
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COMMON STOCK                                                                               3,888,444              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (8/92)

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
FORM 4 (CONTINUED)         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of              2. Conversion or    3. Transaction Date    4. Transaction Code    5. Number of Derivative Securities
   Derivative               Exercise Price      (Month/Day/Year)       (Instr. 8)             Acquired (A) or Disposed of (D)
   (Inst. 3)                of Derivative                                                     (Instr. 3, 4, and 5)
                             Security
                                                                     --------------------------------------------------------------
                                                                        Code        V                 (A)           (D)
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EMPLOYEE STOCK OPTION           $13.25              4/22/97              A          V                25,000
(RIGHT TO BUY)
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
6. Date Exercisable  7. Title and Amount    8. Price of    9. Number of derivative      10. Ownership Form    11. Nature of Indirect
   and Expiration       of Underlying Sec-     Derivative     Securities Beneficially       of Derivative         Beneficial Owner-
   Date                 urities                Security       Owned at End of Month         Security:             ship
   (Month/Day/Year)     (Instr. 3 and 4)       (Instr. 5)     (Instr. 4)                    Direct (D) or         (Instr. 4)
                                                                                            Indirect (I)
------------------------------------------                                                  (Instr. 4)
Date      Expira-               Amount or
Exer-     tion         Title    Number of
cisable   Date                  Shares
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4/22/97   4/22/07     COMMON     25,000                             25,000                       D
                       STOCK
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EXPLANATION OF RESPONSES:

     (1)  HELD IN TRUST FOR DAUGHTER WHO SHARES REPORTING PERSON'S HOUSEHOLD, REPORTING PERSON'S SPOUSE AS TRUSTEE.

     (2)  THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN
     ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES.

     (3)  REPORTING PERSON AS CUSTODIAN FOR DAUGHTER WHO SHARES REPORTING PERSON'S HOUSEHOLD.



                                                                                    /s/ Robert Grosser                 5/8/97
** Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------   -------------
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person        Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.


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                                                                SEC 1474 (8-92)